Exhibit 16.1

January 20, 2026

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
United States of America

To the Commissioners:

We have read the statements of Ondas Inc. (the “Company”) included under Item 4.01 of its Current Report on Form 8-K dated January 20, 2026, regarding the Company’s planned change in its independent registered public accounting firm.

As stated in the Form 8-K, we were informed by the Company that we will be dismissed as its independent registered public accounting firm effective upon completion of our audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2025. This is consistent with our understanding of the Company’s intended transition to a successor auditor.

We agree with the statements concerning our firm contained in the Form 8-K insofar as they relate to our dismissal and the absence of any disagreements or reportable events, as described by the Company. We are not in a position to agree or disagree with any other statements contained therein.

Very truly yours,

/s/ Rosenberg Rich Baker Berman, P.A.